Exhibit 2.1 - Merger Agreement


                  ACQUISITION AGREEMENT AND PLAN OF MERGER


This ACQUISITION AND PLAN OF MERGER AGREEMENT ("Agreement") is made and entered into on this 15th day of April, 2009 by and among AirtimeDSL, a Nevada corporation (the "Parent"), AirtimeDSL Acquisition
Corporation, a Nevada Corporation (the "Merger Sub") which is a wholly owned subsidiary of Parent and TAG Industries, Inc., a Florida corporation ("TAG").

RECITALS:

A. Parent is a corporation formed under the laws of the State of Nevada pursuant to Articles of Incorporation filed with the Nevada Secretary of State on December 28, 2006 (the "Articles of Incorporation").

B. The Merger Sub is a Nevada Corporation formed under the laws of the State of Nevada on March 25, 2009, as a subsidiary of AirtimeDSL.

C. TAG Industries, Inc., was formed under the laws of the State of Florida pursuant to Articles of Organization filed with the Florida Secretary of State on July 14, 2005.

D. The Board of Directors of the Parent and the majority shareholders of the Parent have determined that a merger of TAG with and into the Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of its shareholders, and its Board of Directors has approved such Merger.

E. The Board of Directors of the Merger Sub and the majority shareholders of the Merger Sub have determined that the Merger, upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of its shareholders, and its Board of Directors has approved such Merger.

F. The Board of Directors of TAG and as well as the requisite shareholders of TAG have determined that the Merger, upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of the shareholders of TAG, and its Board of Directors has approved the Merger.

G. The Parent, Merger Sub, and TAG desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

H. For federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

I. DEFINITIONS

When used in this Agreement (and any Exhibits and Schedules in which terms are not otherwise defined), the following terms shall have the following meanings:

1.01 Capital Stock

"Capital Stock" shall mean the outstanding shares of common stock, $0.001 par value, of Parent or Merger Sub.

1.02 Certificate of Merger

"Certificate of Merger" shall mean a Certificate of Merger in substantially the form attached to this Agreement as Exhibit A and to be filed with the States of Nevada and Florida.

1.03 Closing

"Closing" and "Closing Date" shall mean the closing of the transactions contemplated by this Agreement.
1.04 Effective Time

"Effective Time" shall mean the later date of which the Certificate of Merger is properly filed with the Secretaries of State of Florida and Nevada as required under the applicable provisions of the law of such jurisdictions, or such later date as may be agreed by the parties and set forth in the Certificate of Merger.

1.05 Liens

"Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

1.06 TAG's shares

"TAG's shares" shall mean the common stock, par value $0.001 per share of TAG Industries, Inc.

1.07 Material Adverse Change

"Material Adverse Change" or "Material Adverse Effect" means, when used in connection with TAG or Parent, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of Parent to the consummation of the Merger).

1.08 Person

"Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

1.09 Subsidiary

A "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

1.10 Surviving Corporation

"Surviving Corporation" shall have the meaning set forth in Section
2.01.

1.11 Tax Return

"Tax Return" shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.


II. THE MERGER

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger and in accordance with Nevada Corporations Code (the "Nevada Statutes") and Florida Revised Statutes (the "Florida Statutes"), TAG shall be merged with and into the Merger Sub at the Effective Time of the Merger. At the Effective Time of the Merger, the Merger Sub shall merger with TAG, and TAG shall continue as a subsidiary of the Parent and shall continue its corporate existence under the laws of the State of Florida . The Parent shall change its corporate name to Clear-lite Holdings, Inc.

2.02 Effective Time. The Merger shall become effective on the date and at the time the Articles of Merger is filed with the Secretary of State of Florida in accordance with Section 607.1101 of the Florida Business Corporation Act and with the Secretary of State of Nevada pursuant to section 92A.200 of the Nevada Revised Statutes. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the "Effective Time."

2.03 Closing. The closing of the Merger (the "Closing") shall occur concurrently with the Effective Time (the "Closing Date"). The Closing shall occur at the Law Offices of Thomas C. Cook, 500 N. Rainbow, Suite 300, Las Vegas, NV, unless another date, time or place is agreed to in writing by the parties hereto.

2.04 Procedure for Closing.

At or prior to Closing, the following will occur:

(a) each TAG share that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of common stock, par value $.001 per share, of the Merger Sub, which will be subsequently exchanged for one common share of the Parent, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the TAG. TAG shareholders shall surrender the certificates evidencing one hundred percent (100%) of TAG shares, and all shares of TAG issued and outstanding immediately prior to the Effective Date of the Merger, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such TAG shares shall cease to have any rights with respect thereto, except the common shares of the Surviving Corporation to be issued in consideration therefore upon surrender of such certificate representing TAG shares.

(b) the TAG shares which shares at the Closing will constitute all of the issued and outstanding shares of capital stock of TAG beneficially owned by the stockholders listed in Schedule A, shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive one share of Capital Stock for each TAG share. The shareholders of the Merger Sub shall surrender the certificates evidencing one hundred percent (100%) of the Merger Sub's Capital Stock, and all Capital Stock of the Merger Sub issued and outstanding immediately prior to the Effective Time of the Merger, shall no longer be outstanding and shall automatically be cancelled and retired and exchanged for Parent Shares.

(c) Promptly after the Effective Time and upon surrender of a certificate or certificates representing the TAG shares that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such stockholder has lost their certificate or certificates or that such have been destroyed, Parent shall issue to each record holder of TAG share surrendering such certificate or certificates,, a certificate or certificates registered in the name of such stockholder representing the number of shares of Capital Stock that such stockholder shall be entitled to receive as set forth in
Section 2.04 (b) hereof. Until the certificate, certificates or affidavit is or are surrendered as contemplated by this Section 2.04
(c) hereof, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding TAG shares shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Capital Stock specified in Schedule
2.04 (b) hereof for the holder thereof. The Parent will issue and deliver twenty-six million six hundred seventy-one thousand eight hundred seventy-five (26,671,875) shares of its Capital Stock to the Merger Sub representing Shares issued in exchange for one hundred percent (100%) of TAG shares. The Merger Sub will then issue and deliver twenty-six million six hundred seventy-one thousand eight hundred seventy-five (26,671,875) of the Parent's Capital Stock, as set forth hereof in accordance with this agreement in exchange for the Merger Sub's shares.

(d) Directors. The current director of the Parent shall resign and pursuant to Nevada Corporate law, NRS 78.335(5) the vacant Parent board member will be duly replaced with Thomas J. Irvine, until the earlier of his resignation or removal or until his respective successors are duly elected and qualified, as the case may be.

(e) Officers. At Closing, the officers of the Parent shall resign and the officers nominated by shall be the officers of the Parent, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The board will appoint Thomas J. Irvine as Chairman and CEO; and Lisa A. Niedermeyer as Senior VP of Marketing.

2.05 Effective Date of Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article IV, the parties shall file Articles of Merger with the respective Secretaries of State of Florida and Nevada (the "Articles of Merger") executed in accordance with the relevant provisions of the Nevada and Florida Statutes shall make all other filings or recordings required under such Statutes. The Merger shall become effective at the later of such date as the Articles of Merger are duly filed with the Secretaries of State of Nevada and Florida, or at such other time as is permissible in accordance with the Nevada and Florida Statutes and as the Parent and TAG shall agree (the time the Merger becomes effective being the "Effective Time of the Merger"). Parent shall use reasonable efforts to have the Closing Date and the Effective Time of the Merger to be the same day.

2.06 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of Nevada and Florida Statutes.

2.07 Articles of Incorporation; Bylaws; Purposes.

(a) The Certificate of Incorporation of the Parent in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The Bylaws of the Parent in effect at the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(c) The purposes of the Surviving Corporation and the total number of its authorized capital stock shall be as set forth in the Certificate of Incorporation of the Parent in effect immediately prior to the Effective Time of the Merger until such time as such purposes and such number may be amended as provided in the Certificate of Incorporation of the Surviving Corporation and by applicable law.

III. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS

3.01 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders of the TAG shares:

(a) Exchange. At closing, each TAG share issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of Merger Sub's Capital Stock issued for each share of TAG held and shall subsequently be exchanged into the Parent's Capital Stock at a ratio of one-to-one (1:1) TAG share of Parent's Capital Stock ("the Merger Consideration"). Said differently, TAG's shareholders currently own 26,671,875of TAG shares which will be converted on a pro-rata basis in exchange for 26,271,875 of the Merger Sub's shares and subsequently 26,671,875 of the Parent's common shares.

(b) No fractional Stock shall be issued in the Merger. If the product of the number of shares a TAG shareholder holds immediately prior to the Closing multiplied by the exchange ratio would result in the issuance of a fractional share of Merger Sub's Capital Stock, that product will be rounded down to the nearest whole number of shares of Merger Sub's Capital Stock if it is equal to or less than the fraction of one-half (.5) of one Parent Capital Stock or round up to the nearest whole number of shares of Merger Sub's ' Capital Stock if the said product is greater than the fraction of one-half (.5) of one Parent Capital Stock. The Merger Sub's shares will be subsequently converted into the Parent's shares.

(c) If at any time after the Effective Time, the Surviving Corporation considers or is advised that any other actions or things are necessary or desirable (a) to vest, perfect, or confirm of record or otherwise in TAG its right, title, or interest in, to, or under any of the rights, properties, or assets of TAG or (b) to otherwise carry out the provisions of this Agreement, the Surviving Corporation is authorized, in the name and on behalf of TAG, to execute and deliver all proper deeds, assignments, confirmations, and assurances in law, and do all such actions as may be necessary or desirable to vest, perfect, or confirm in the Surviving Corporation all rights, title, and interests in, to, and under such rights, properties, or assets or to otherwise carry out this Agreement.

(d) The present Officers and Directors of Parent will cooperate and sign an undertaking to assist the Surviving Corporation in all respects disclosing the transactions set forth herein and other information required by the Securities Act of 1933, as amended (the "Securities Act").

(e) After the Effective Time of the Merger, there shall be no further transfer on the records of TAG of certificates representing TAG shares and there shall be no further transfer on the records of the Merger Sub of certificates representing the Securities of the Merger Sub. If any certificate for such Parent Capital Stock is to be issued in a name other than that in which the certificate for Merger Sub's or TAG Securities surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Parent or its transfer agent any transfer or other taxes or other costs required by reason of the issuance of certificates for such Parent Capital Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent or its transfer agent that all taxes have been paid.

(f) No Further Ownership Rights in Merger Sub's Capital Stock. All shares of Parent Capital Stock issued upon the surrender of the TAG shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the TAG Shares theretofore represented by such certificates.

(g) No Further Ownership Rights in TAG shares. All shares of Parent's Capital Stock issued upon the surrender of TAG shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to TAG shares theretofore represented by such certificates.

(h) Closing. One hundred percent (100%) of the Certificates representing the TAG shares shall be delivered to Parent for cancellation and one hundred percent (100%) of the Certificates representing the TAG's shares shall be delivered to Parent for cancellation.

IV. CONDITIONS PRECEDENT TO THE OBLIGATION OF TAG TO CLOSE

The obligation of TAG to complete the Closing is subject, at the option of TAG, to the fulfillment on or prior to the Closing Date of the following Conditions, any one or more of which may be waived by TAG and Shareholders in writing:

4.01 Representations and Covenants. The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Parent and Merger Sub shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Parent and Merger Sub on or prior to the Closing Date.

4.02 Governmental Permits and Approvals in Corporate Resolutions. Any and all permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained. The Board of Directors of Parent shall have approved the transactions contemplated by this Agreement, and Parent and Merger Sub shall have delivered to TAG, if requested, resolutions by their respective Board of Directors certified by the Secretary of Parent or Merger Sub authorizing the transactions contemplated by this Agreement.

4.03 Satisfactory Business Review. TAG and their representatives shall have completed the review of the business of Parent and Merger Sub contemplated by this Agreement, that none of the information revealed thereby or in the Financial Statements has resulted in, or in the opinion of them may result in, an adverse change in the assets, properties, business, operations or condition (financial or otherwise) of Parent or Merger Sub.

4.04 No Material Adverse Change. Between the date of this Agreement and the Closing Date: (a) there shall have been no material adverse change to Parent or Merger Sub or their respective business, financial position, or results of operation excluding events which affect companies business generally; (b) there shall have been no adverse federal, state, or local legislative or regulatory change affecting in any material respect the services, products or business of Parent or Merger Sub; and (c) none of the properties or assets of Parent or Merger Sub or its subsidiaries shall be damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damage may, in the opinion of TAG have a material adverse affect on Parent.

4.05 Litigation. No action, suit, or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or which has or may have, in the opinion of the Merger Sub, Parent and their Shareholders, a material adverse affect on the assets, properties, business, operations, or condition (financial or otherwise) of Parent or Merger Sub.

4.06 Parent will obtain Majority Shareholder approval for the Merger prior to Closing.

4.07 Review of Financial Statements. TAG designated representatives shall complete a satisfactory review of Financial Statements of Parent and Merger Sub immediately prior to Closing in accordance with the provisions herein.

4.08 Financial Condition. Parent shall have no assets and no liabilities at the time of Closing.

4.09 Ed Heckerson and his wife, individual shareholders of the Parent shall deliver certificates of the Parent representing an aggregate of 40,050,000 shares of the Capital Stock of the Parent along with irrevocable instructions to the transfer agent to cancel such certificates and upon such cancellation. The cancellation of these shares will be exchanged for the current assets of the Parent, which includes: property, equipment, cash in corporate bank account, and intellectual property.

4.10 Merger Sub shall have conducted no operations, had no activity and have not issued or undertaken any obligation to issue any securities of any nature other than in connection with the Merger as set forth herein.

4.11 Other Documents. Parent and Merger Sub shall have delivered such other documents, instruments, and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may reasonably be requested in furtherance of the provisions of this Agreement.

4.12 Agreement. The officers of Parent and Merger Sub shall have delivered to TAG duly executed copies of this Agreement and the Certificate of Merger as required by applicable law.

4.13 Shareholder Approval. This Agreement and the transactions contemplated by this Agreement shall have been approved by one hundred percent (100%) of the shareholders of TAG, one hundred percent (100%) of the Shareholders of the Merger Sub, and by the majority of the Shareholders of the Parent.

4.14 No Outstanding Opinions. Immediately before the Closing, there shall be no options, warrants, or other securities or agreements outstanding for the purchase of any Capital Stock or other interest in Parent.

4.15 Other Legal Requirements. All statutory and other legal requirements for the valid consummation of the Merger shall have been fulfilled. No law or regulation shall have passed or been enacted that would prevent the consummation of the transactions contemplated by this Agreement.

4.16 Financial Condition. Merger Sub shall have no assets and no liabilities at the time of Closing.

V.  DOCUMENTS TO BE FURNISHED TO TAG BY PARENT AND MERGER SUB

(a) Certified copies of resolutions of the Parent and Merger Sub approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Parent and Merger Sub to comply with the terms of this Agreement.

(b) The Corporate Book of Parent and Merger Sub.

(c) A list of the authorized and outstanding securities of Parent and Merger Sub certified by their transfer agents.

(d) A list of the officers and directors of Parent and Merger Sub.

(e) Copies of the Articles of Incorporation and bylaws currently in effect of Parent and Merger Sub.

(f) Copies of all contracts, agreements or commitments in which Parent or Merger Sub is a party.

(g) A list of all fringe benefit plans and programs applying to employees of Parent and Merger Sub including but not limited to, pension, profit sharing, life insurance, medical, bonus, incentive and similar plans and the approximate annual cost of each.

(h) A list of all employees of Parent and Merger Sub.

(i) A list of all letters, patents, patent applications, inventions upon which patent application have not yet been filed, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations, both domestic and foreign presently owned by Parent and Merger Sub together with the corporate owner.

(j) Copies of all financing or loan agreements, mortgages or similar agreements to which Parent and Merger Sub are a party.

(k) Copies of all powers of attorney granted by Parent or Merger Sub.

(l) A list of each insurance policy owned by Parent, with the name of the insurance carrier, the policy number, a brief description of the coverage, the annual premium, the corporate owner and any claims pending.

(m) A certificate from the Chief Executive Officer of Parent and Merger Sub, to the effect that all representations and warranties of Parent and Merger Sub made under this Agreement are true and correct as of the Closing, the same as though originally given to TAG on said date.

(n) Such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement.

(o) Corporate minutes and/or resolutions reflecting the Resignations and Appoints set forth in Section 2.04 (c) and (d).

(p) The irrevocable transfer agent instruction set forth in Section
4.09 hereof, requesting the cancellation of 40,050,000 Capital Stock of Parent.

VI. REPRESENTATIONS AND WARRANTIES

6.01 Representations and Warranties of TAG. Except as set forth in TAG disclosure schedule (the "TAG Disclosure Schedule") TAG represents and warrants to Parent as follows:

(a) Organization, Standing and Corporate Power. TAG is a Florida corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the requisite organizational power and authority to carry on its business as now being conducted. TAG is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

(b) Subsidiaries.  TAG has no subsidiaries.

(c) Capital Structure. The issued and outstanding shares of TAG consists of twenty six million six hundred seventy-one thousand and eight hundred seventy-five (26,671,875) shares that are held by approximately 25 shareholders. Except as set forth herein TAG has no other securities of any nature issued, reserved for issuance or outstanding. All outstanding TAG shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of TAG having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of TAG may vote. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which TAG is a party or by which it is bound obligating TAG to issue, deliver or sell, or cause to be issued, delivered or sold, additional TAG shares or other equity or voting securities of TAG or obligating TAG to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of TAG to repurchase, redeem or otherwise acquire or make any payment in respect of any TAG shares or securities of TAG. There are no agreements or arrangements pursuant to which TAG is or could be required to register TAG shares or other securities under the Securities Act of 1933 or other agreements or arrangements with or among any holders of TAG shares or with respect to any securities of TAG.

(d) Authority; Noncontravention. TAG has the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by TAG and the consummation by TAG of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TAG. This Agreement has been duly executed and delivered by TAG and constitutes a valid and binding obligation of TAG, enforceable against TAG in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any material lien upon any of the properties or assets of TAG, except, with respect to this Agreement, for the filing of the Articles of Merger with the Secretaries of State of Nevada and Florida.

(e) Absence of Certain Changes or Events. Since December 31, 2008 TAG has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any Material Adverse Change; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change;
(iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted under the terms of this Agreement without prior consent of Parent; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of TAG to consummate the transactions contemplated by this Agreement.

(f) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the knowledge of TAG, threatened against or affecting TAG or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or prevent, hinder or materially delay the ability of TAG to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against TAG having, or which, insofar as reasonably could be foreseen by TAG, in the future could have, a Material Adverse Effect.

(ii) The conduct of the business of TAG complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto except for such violation thereof would not have a Material Adverse Effect.

(g) Environmental Matters. TAG is in compliance with all applicable Environmental Laws except for such violation thereof would not have a Material Adverse Effect. "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

(h) Material Contract Defaults. TAG is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a "Material Contract" means any contract, agreement or commitment that is effective as of the Closing Date to which TAG is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring TAG to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000 or more, including guarantees of such indebtedness, or (v) which, if breached by TAG in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from TAG or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(i) Properties. TAG has good, clear and marketable titles to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by TAG or acquired after the date thereof which are, individually or in the aggregate, material to TAG's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

(j) Trademarks and Related Contracts. To the knowledge of TAG:

(i) Except as disclosed in this Agreement, TAG (i) owns or has the right to use, free and clear of all Liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted or proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing and (ii) is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(ii) To the best knowledge of TAG, TAG owns and has the unrestricted right to use all trade secrets, if any, including know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors (collectively, "intellectual property") required for or incident to the development, operation and sale of all products and services sold by TAG, free and clear of any right, Lien or claim of others; provided, however, the possibility exists that other Persons, completely independent of TAG or its employees or agents, could have developed intellectual property similar or identical to that of TAG. Except as disclosed in the Agreement, TAG is not aware of any such development of substantially identical trade secrets or technical information by others.

(k) Tax Returns and Tax Payments. TAG has timely filed all tax returns required to be filed by them, have paid all taxes shown thereon to be due and have provided adequate reserves in their financial statements for any taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid taxes have been made or become a lien against the property of TAG or is being asserted against TAG, no audit of any tax return of TAG is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted by TAG and is currently in effect.

6.02 Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure schedule delivered by Parent to TAG at the time of execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub represents and warrants to TAG as follows:

(a) Organization, Standing and Corporate Power. Parent and Merger Sub are (or at Closing will be) duly incorporated, validly existing and in good standing under the laws of the State of Nevada, as is applicable, and has the requisite corporate power and authority to carry on its business as now being conducted. Parent and Merger Sub are duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Parent.

(b) Subsidiaries. The only direct or indirect subsidiaries of Parent and Merger Sub are listed in the Parent Disclosure Schedule (the "Parent Subsidiaries"). All the outstanding shares of capital stock of each such Parent Subsidiary which is a corporation have been validly issued and are fully paid and nonassessable and, except as set forth in the Parent Disclosure Schedule, are owned (of record and beneficially) by Parent, free and clear of all liens. Except for the capital stock of its subsidiaries, which are corporations, Parent does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

(c) Capital Structure. The authorized capital stock of Parent consists of 195,000,000 shares of Parent Capital Stock, $0.001 par value, of which 64,112,500 shares of Parent Capital Stock are issued and outstanding prior to the cancellation of 40,050,000 Capital Shares of Parent as set forth in 4.09 hereof. At Closing, immediately prior to the issuance of the Merger Consideration to TAG shareholders, the Parent will have 50,734,375 shares of the Capital Stock outstanding of which twenty-six million six hundred seventy-one thousand eight hundred seventy-five (26,671,875) will be issued to TAG shareholders based on the pro-rata share ownership.

The Parent is also authorized to issue 5,000,000 shares of preferred stock, $0.001 par value, none of which is issued and outstanding. Except as set forth herein, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) of the Parent. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which any of them is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock or other Securities of Parent or any of its subsidiaries.

(d) Authority; Noncontravention. Parent and Merger Sub have all requisite corporate authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement has been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Parent, enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the Articles of Incorporation or bylaws of Parent or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, or any subsidiary of Parent or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent or any subsidiary of Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to Parent or could not prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or any subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent, as the case may be, of any of the transactions contemplated by this Agreement, except for the filing of the Articles of Merger with the Secretaries of State of Nevada and Florida, as required, and such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "blue sky" laws of various states.

(e) S.E.C. Documents; Undisclosed Liabilities. Parent has filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the "S.E.C.") and Parent has delivered or made available to TAG all reports, schedules, forms, statements and other documents filed with the S.E.C. (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent S.E.C. Documents"). The Parent S.E.C. Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the S.E.C. promulgated thereunder applicable to such Parent S.E.C. documents, and none of the Parent S.E.C. Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the S.E.C. (a copy of which has been provided to TAG prior to the date of this Agreement), none of the Parent S.E.C. Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in such Parent S.E.C. Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the S.E.C. with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the S.E.C.) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Parent's independent accountants). Except as set forth in the Parent S.E.C. Documents, at the date of the most recent audited financial statements of Parent included in the Parent S.E.C. Documents, neither Parent nor any of its subsidiaries had, and since such date neither Parent nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Parent.

(f) Absence of Certain Changes or Events. Except as disclosed in the Parent S.E.C. Documents, since the date of the most recent financial statements included in the Parent S.E.C. Documents, Parent and Merger Sub have conducted their business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any material adverse change with respect to Parent; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Parent; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 7.01 without the prior consent of TAG; or
(iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

(g) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the knowledge of Parent and Merger Sub, threatened against or affecting Parent or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Parent or prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent having, or which, insofar as reasonably could be foreseen by Parent, in the future could have, any such effect.

(ii) Parent and Merger Sub are not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to Parent.

(iii) The conduct of the business of Parent and Merger Sub complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(h) Benefit Plans. Parent and Merger Sub are not parties to any Benefit Plan under which Parent or Merger Sub currently has an obligation to provide benefits to any current or former employee, officer or director of Parent or Merger Sub.

(i) Certain Employee Payments. Parent and Merger Sub are not parties to any employment agreement which could result in the payment to any current, former or future director or employee of Parent or Merger Sub of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(j) Tax Returns and Tax Payments. Parent and Merger Sub have timely filed all tax returns required to be filed by them, have paid all taxes shown thereon to be due and have provided adequate reserves in their financial statements for any taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid taxes have been made or become a lien against the property of Parent or Merger Sub or is being asserted against Parent or Merger Sub, no audit of any tax return of Parent or Merger Sub is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted by Parent or Merger Sub and is currently in effect.

(k) Environmental Matters. Parent is in compliance with all applicable Environmental Laws.

(l) Material Contract Defaults. Parent and Merger Sub are not, or have not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment that is effective as of the Closing Date to which Parent is a party (i) with expected receipts or expenditures in excess of $10,000, (ii) requiring Parent to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $10,000 or more, including guarantees of such indebtedness, or (v) which, if breached by Parent in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Parent or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(m) Properties. Parent and Merger Sub have good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by Parent or Merger Sub or acquired after the date thereof which are, individually or in the aggregate, material to Parent's or Merger Sub's businesses (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

(n) Trademarks and Related Contracts.

(i) Merger Sub has no Intellectual Property.

(ii) Except as disclosed in this Agreement, the Parent (i) owns or has the right to use, free and clear of all Liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted or proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing and (ii) is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise

(iii) To the knowledge of Parent, Parent owns and has the unrestricted right to use all trade secrets, if any, including know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors (collectively, "intellectual property") required for or incident to the development, operation and sale of all products and services sold by Parent, free and clear of any right, Lien or claim of others; provided, however, the possibility exists that other Persons, completely independent of the Parent or its employees or agents, could have developed intellectual property similar or identical to that of the Parent. Except as disclosed in the Agreement, Parent is not aware of any such development of substantially identical trade secrets or technical information by others.


VII. COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

7.01 Conduct of Parent and Merger Sub. From the date of this Agreement and until the Effective Time, or until the prior termination of this Agreement, the Parent and Merger Sub shall not, unless mutually agreed to in writing:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of their respective assets or which will not be discharged in full prior to the Effective Time;

(b) sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) (i) directly or indirectly redeem, purchase or otherwise acquire to redeem, purchase or otherwise acquire any shares of its capital stock;
(ii) issue or agree to issue any additional shares of, or options, warrants rights of any kind to acquire any shares of Capital Stock;
(iii) amend its certificate of incorporation or bylaws, or split, combine or reclassify the outstanding Capital Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock.

(d) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time;

(e) except for matters related to complaints by former employees related to wages, suffer or permit any material adverse change to occur with respect to Parent and Merger Sub or their respective business or assets; or

(f) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.


VIII. ADDITIONAL AGREEMENTS

8.01 Access to Information; Confidentiality.

(a) TAG shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to Parent and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records and, during such period, TAG shall, and shall cause its officers, employees and representatives to, furnish promptly to Parent all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of TAG set forth herein and compliance by TAG of its obligations hereunder, during the period prior to the Effective Time of the Merger, Parent shall provide TAG and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable TAG to confirm the accuracy of the representations and warranties of Parent set forth herein and compliance by Parent of their obligations hereunder, and, during such period, Parent shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to TAG upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, Parent will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in strict confidence.

(b) No investigation pursuant to this Section 8.01 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

8.02 Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Parent, and TAG will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required to transfer the assets and related liabilities of TAG to the Surviving Corporation in the Merger, in connection with the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. Parent and TAG shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Merger.

8.03 Public Announcements. Parent, on the one hand, and TAG, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof except as may be required by applicable law or court process.

8.04 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

8.05 No Solicitation. Except as previously agreed to in writing by the other party, neither Company or Parent shall authorize or permit any of its officers, directors, agents, representatives, or advisors to
(a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving Company or Parent, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Merger or which would or could be expected to dilute the benefits to TAG of the transactions contemplated hereby. Company or Parent will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.


IX. TERMINATION, AMENDMENT AND WAIVER

9.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

(a) by mutual written consent of Parent, Merger Sub and TAG;

(b) by either Parent and Merger Sub, on the one hand, or TAG on the other hand, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by either Parent and Merger Sub, on the one hand, or TAG on the other hand, if the Merger shall not have been consummated on or before April 30, 2009 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger);

(d) by Parent and Merger Sub, if a material adverse change shall have occurred relative to the TAG Industries, Inc.;

(e) by Parent and Merger Sub, if TAG willfully fails to perform in any material respect any of its material obligations under this Agreement; or

(f) by TAG, if Parent or Merger Sub willfully fails to perform in any material respect any of their respective obligations under this Agreement; and

(g) by TAG or Merger Sub if the due diligence investigation by TAG if the parent is not satisfactory to TAG.

9.02 Effect of Termination. In the event of termination of this Agreement by either TAG or Parent, and Merger Sub as provided in
Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or TAG, other than the provisions of Section 8.01. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

9.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.04 Extension; Waiver. Subject to Section 8.02 at any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver of this Agreement pursuant to Section 9.04 shall, in order to be effective, require in the case of Parent, Merger Sub or TAG, action by the corporation's Board of Directors and in the event of TAG action by a majority of its shareholders.

9.06 Return of Documents. In the event of termination of this Agreement for any reason, Parent and Company will return to the other party all of the other party's documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. Parent and Company will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party's information kept confidential.

X. INDEMNIFICATION AND RELATED MATTERS

10.01 Survival of Representations and Warranties. The representations and warranties of the parties made in Section 6.01 and 6.02 of this Agreement shall not survive beyond the one year anniversary of the Effective Time.

10.02 Indemnification.

(a) Irrespective of any due diligence investigation conducted by Company with regard the transactions contemplated hereby, the Parent shall indemnify and hold TAG and each of its officers and directors (the "TAG Representatives") harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by TAG or any of TAG representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Parent as set forth herein.

(b) TAG shall indemnify and hold the Parent and each of its officers and directors (the "Parent Representatives") harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by the Parent or any of the Parent Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Company as set forth herein.

10.03 Notice of Indemnification. In the event any proceeding shall be threatened or instituted or any claim or demand shall be asserted in respect of which payment may be sought by the Parent or any Parent Representative or by TAG or any TAG Representative, against the other, as the case may be (each an "Indemnitee"), under the provisions of this
Article X (an "Indemnity Claim"), the Indemnitee shall promptly cause written notice of the assertion of any such Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Parent Representative, who shall be Ed Heckerson, or the TAG Representative, who shall be Thomas J. Irvine, as the case may be. Any notice of an Indemnity Claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the Indemnity Claim is made, the facts giving rise to an alleged basis for the Claim, and the amount of the liability asserted against the Indemnitor by reason of the Indemnity Claim. Within ten (10) days of the receipt of such written notice, the Parent Representative or TAG, as the case may be, shall notify the Indemnitee in writing of its intent to contest the indemnification obligation or to accept liability hereunder.


XI. GENERAL PROVISIONS

11.01 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or
(b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

(a) if to Parent or Merger Sub, to:

AirtimeDSL
c/o Law Offices of Thomas C. Cook, Ltd.
500 North Rainbow Boulevard
Suite 300
Las Vegas, NV 89107
Attn:  Ed Heckerson, President
Facsimile (   )   -

with a copy to (which shall not constitute notice):

Law Offices of Thomas C. Cook
500 North Rainbow Boulevard
Suite 300
Las Vegas, NV 89107
Facsimile:  (702) 221-1963

(b) if to TAG, Industries, Inc. to:

TAG Industries, Inc.
102 NE 2nd Street #400
Boca Raton, Florida 33432
Attn: Thomas J. Irvine, CEO
Facsimile: (561)852-2322

with a copy to (which shall not constitute notice):

Anslow + Jaclin LLP
195 Route 9 South
Manalapan, NJ  07726
Attention:  Joseph M. Lucosky, Esq.
Facsimile: (732) 577 1188

11.02 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include","includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

11.03 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

11.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles. All controversies, claims and matters of difference arising between the parties under this Agreement shall be submitted to binding arbitration in Clark County, Nevada under the Commercial Arbitration Rules of the American Arbitration Association ("the AAA") from time to time in force (to the extent not in conflict with the provisions set forth herein). This agreement to arbitrate shall be specifically enforceable under applicable law in any court of competent jurisdiction. Notice of the demand for arbitration shall be filed in writing with the other parties to this Agreement and with the AAA. Once the arbitral tribunal has been constituted in full, a hearing shall be held and an aware rendered as soon as practicable.
The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and the
parties are not making progress toward a resolution.   In no event
shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter would be barred by the applicable contractual or other statutes of limitations. The parties shall have reasonable discovery rights as determined by the arbitration. The award rendered by the arbitrators shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof. The decision of the arbitrators shall be rendered in writing and shall state the manner in which the fees and expenses of the arbitrators shall be borne.

11.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.06 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

11.07 Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties.

11.08 Time. Time is of the essence in the performance of the parties respective obligations herein contained.

11.09 Recitals, Disclosure Schedules and Exhibits.  The Recitals,
Disclosure Schedules and Exhibits to this Agreement are incorporated herein, by this reference, made a part hereof as if fully set forth herein.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

AIRTIMEDSL

/s/ Ed Heckerson         4/15/2009
----------------------------------
Name:  Ed Heckerson          Date
Title: President


AirtimeDSL Acquisition Corporation (Subsidiary of AirtimeDSL)

/s/ Ed Heckerson         4/15/2009
----------------------------------
Name:  Ed Heckerson          Date
Title: President


TAG Industries

/s/ Thomas J. Irvine     4/15/2009
----------------------------------
Name:   Thomas J. Irvine      Date
Title:  Chief Executive Officer


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